Exhibit 12.1

Ratio of Earning to Fixed Charges
(Dollars in thousands)

	Six-month Period Ended June 30,			Year Ended December 31,
	2013	2012		2012		2011		2010	2009	2008
	(unaudited)	(unaudited)
Consolidated income (loss) before income tax and non controling interest	10,208	(21,912)		(65,733)		(19,972)		1,958	(32,442)	61,026
Income (loss) from discontinued operations	-			-		-		(515)	(2,131)	(16,448)
Investment in affiliates	319	666		1,175		1,073		341	28	442
Interest expense continuing operations	14,855	16,626		36,070		33,103		24,585	23,222	24,393
Amortization of capitalized interest
Amortization of debt issue costs	1,375	1,491		2,304		2,323		1,340	1,026	735
Interest expense discontinued operations	-			-		-		5	10	212
Earnings	26,757	(3,129)		(26,184)		16,527		27,714	(10,287)	70,360

Interest expenses continuing operations	14,855	16,626		36,070		33,103		24,585	23,222	24,393
Interest expenses discontinued operations	-			-		-		5	10	212
Amortization of debt issue	1,375	1,491		2,304		2,323		1,340	1,026	735
Capitalized interest	-			-		-		1,010	2,354	3,230
Fixed charges	7,939	18,117		38,374		35,426		26,940	26,612	28,570

Ratio of earnings to fixed charges	3.4	-	(1)	-	(1)	-	(1)	1.0	- (1)	2.5

Dollar amount of deficiency in earnings to fixed charges		21,246	(1)	64,558	(1)	18,899	(1)		36,899 (1)

(1) In this fiscal year the earnings were inadequate to cover fixed charges.